Exhibit 5.1

FILE NO: 9796/23

November 24, 2009

Re: Citizens & Northern Corporation – Offering of Common Stock

Board of Directors Citizens & Northern Corporation 90-92 Main Street P.O. Box 58 Wellsboro, PA 16901

Ladies and Gentlemen:

We have acted as counsel to Citizens & Northern Corporation, a Pennsylvania corporation (the “Company”), in connection with the offering of shares of common stock, par value $1.00 per share (“Common Stock”), by the Company pursuant to that certain Underwriting Agreement dated November 24, 2009, by and between the Company and Sandler O’Neill & Partners, L.P., as the representative of the several underwriters named in Schedule I thereto (the “Underwriters”).

The Underwriting Agreement provides for the purchase by the Underwriters of: (a) 2,500,000 shares of Common Stock to be issued and sold by the Company (the “Firm Shares”); and (b) at the option of the Underwriters, up to 375,000 additional shares of Common Stock pursuant to an over-allotment option (the “Optional Shares” and, collectively with the Firm Shares, the “Shares”).  The Shares are to be offered and sold by the Company pursuant to a prospectus supplement, dated November 24, 2009 (the “Prospectus Supplement”), and the accompanying base prospectus dated October 26, 2009 (the “Base Prospectus” and, collectively with the Prospectus Supplement, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (File No. 133-162279) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). We have been requested by the Company to render this opinion in connection with the offering pursuant to the Underwriting Agreement and Registration Statement.

In rendering this opinion, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth.  In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photostatic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.  We have further assumed the legal capacities of all natural persons. As to matters of fact material to this opinion, we have relied upon statements and representations of representatives of the Company and public officials.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that, upon the issuance and delivery of, and payment for, the Shares in the manner contemplated by the Underwriting Agreement, such Shares will be validly issued, fully paid and nonassessable.

Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.  This opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement by means of its incorporation by reference from a Current Report on Form 8-K of the Company filed with the Commission and to the use of our name therein and in the Prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Rhoads & Sinon LLP

Rhoads & Sinon LLP ∙ Attorneys at Law ∙ Twelfth Floor ∙ One South Market Square ∙ PO Box 1146
Harrisburg, PA  17108-1146 ph (717) 233-5731 ∙ fx (717) 232-1459 ∙ www.rhoads-sinon.com